UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 13, 2022

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Grace E. Colón as Director

On December 13, 2022, the Board of Directors (the “Board”) of Voyager Therapeutics, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Grace E. Colón, Ph.D. as a director of the Company and as a member of the Compensation Committee of the Board, effective January 1, 2023. Dr. Colón was designated as a Class I director to serve until the 2025 annual meeting of the stockholders of the Company and thereafter until her successor has been duly elected and qualified, or until her earlier death, resignation or removal.

Dr. Colón has served as the Executive Chair and a member of the board of directors of ProterixBio, Inc. (formerly Bioscale, Inc.), a diagnostics company, since November 2016 and served as President and Chief Executive Officer of ProterixBio from February 2015 to October 2016. She has also served as a member of the board of directors of CareDx, Inc., a molecular diagnostics company, since July 2019. From March 2012 to September 2022, Dr. Colón also served as President, Chief Executive Officer and Director of InCarda Therapeutics, Inc., a biopharmaceutical company. From January 2014 to June 2019, Dr. Colón served in various capacities with New Science Ventures, a venture capital firm, including as Partner from January 2014 to June 2016. Prior to her time at New Science Ventures, her experiences include roles as the Executive Chair and co-founder of Pyranose Biotherapeutics, Inc., a biotechnology company, from December 2012 to January 2018; as a Senior Vice President and the founding President of the Industrial Products Division at Precigen, Inc. (formerly Intrexon Corporation), a biopharmaceutical company, from October 2010 to May 2012; and in various capacities of increasing responsibility at Gilead Sciences, Inc., a biopharmaceutical company, from February 2005 to August 2010, most recently as head of Clinical Operations. Previously, Dr. Colón served as a member of the boards of Cocoon Biotech, Inc., a biotechnology company, from October 2016 to March 2020; InterLink AI (formerly PerceptiMed, Inc.), a healthcare technology company, from January 2015 to June 2019; and Paradigm Diagnostics, Inc., a molecular diagnostics company, from February 2017 to June 2019. Dr. Colón currently also serves as a term member of the Massachusetts Institute of Technology Corporation and member of the board of directors of the Biotechnology Innovation Organization. She received her B.S. in chemical engineering from the University of Pennsylvania and a Ph.D. in chemical engineering from the Massachusetts Institute of Technology.

Dr. Colón is to be compensated for her service as a director of the Company in the same manner as the Company’s other non-employee directors in accordance with the terms of the Company’s non-employee director compensation policy, which provides for (i) an annual cash retainer of $40,000 for service as a member of the Board; (ii) an annual cash retainer of $6,000 for service as a member of the Compensation Committee; (iii) an initial option to purchase 44,000 shares of common stock of the Company at an exercise price equal to the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the effective date of grant and vesting in equal quarterly installments over a period of four years; and (iv) following each annual meeting of the Company’s stockholders after the director’s first year of service, an option to purchase 22,000 shares of common stock of the Company, vesting on the earlier of the one-year anniversary of the grant date or the next annual meeting of the stockholders.

Dr. Colón has also entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-207367) filed with the Securities and Exchange Commission on October 28, 2015. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Colón for particular expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as a director of the Company.

There are no arrangements or understandings between Dr. Colón and any other persons pursuant to which she was selected as a director. Dr. Colón has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Dr. Colón and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2022	VOYAGER THERAPEUTICS, INC.

	By:	/s/ Alfred Sandrock, M.D., Ph.D.
Alfred Sandrock, M.D., Ph.D.
Chief Executive Officer, President, and Director (Principal Executive Officer)